Exhibit 99.1

News Release

Contacts
Investors	Ed Kiker	904-357-9186
Media	Ed Frazier	904-357-9100

For release at 8 a.m. EST

Rayonier Reports Fourth Quarter and Full Year 2012 Results
JACKSONVILLE, FL, January 24, 2013 - Rayonier (NYSE:RYN) today reported fourth quarter net income of $76 million, or 59 cents per share, compared to $56 million, or 45 cents per share, in the prior year period. The 2011 results included a $4 million increase in a disposition reserve for a closed mill site. Excluding this item, 2011 fourth quarter pro forma net income was $60 million, or 48 cents per share.
Full year 2012 net income totaled $279 million, or $2.17 per share, compared to $276 million, or $2.20 per share, in 2011. In addition to the disposition reserve, the full year 2011 results also included a $16 million tax benefit from the reversal of a reserve relating to the taxability of the 2009 alternative fuel mixture credit (AFMC). Excluding these items, full year 2011 pro forma net income was $264 million, or $2.11 per share.
Cash provided by operating activities was $446 million for 2012 compared to $432 million for 2011. Full year cash available for distribution (CAD)1 was $304 million versus $287 million in 2011.
“Our 2012 results, including a 13 percent increase over last year's pro forma operating income, reflect the balance and resiliency of our core businesses and our continued focus on operational excellence,” said Paul G. Boynton, Chairman, President and CEO. “Rayonier shareholders benefited with a total return of over 20 percent for last year, including a 10 percent dividend increase supported by our strong cash flow.
“We also made significant progress on our key strategic initiatives, growing our land base to more than 2.7 million acres and staying on schedule to complete our cellulose specialties expansion (CSE) project in Jesup in mid-2013,” added Boynton.

Forest Resources
Fourth quarter sales of $65 million were $13 million above the prior year period, while operating income of $19 million increased $5 million. In the Northern region, increased volume from deferring harvests to the second half of the year was partially offset by lower prices due to sales mix and weaker Asian demand. In the Atlantic region, volumes increased due to favorable logging conditions, while in the Gulf region prices rose due to mix, and volumes benefited from the 2011 acquisitions.
Full year sales of $230 million increased $15 million from 2011, while operating income of $46 million was slightly lower. In the Atlantic region, operating income reflects higher prices as 2011 included fire salvage sales, while earnings in the Gulf region increased due to higher volumes from the 2011 acquisitions and higher non-timber income. Offsetting these increases were lower prices in the Northern region and New Zealand due to weaker Asian demand.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Real Estate
Fourth quarter sales of $20 million were $7 million above the prior year period, while operating income of $11 million improved $4 million, primarily due to higher non-strategic timberland volume and prices. Full year sales of $57 million were $14 million below 2011, and operating income of $32 million declined $15 million as 2011 results included a 6,300 acre non-strategic sale at $3,995 per acre and a $6 million property tax settlement covering several prior years.

Performance Fibers
Fourth quarter sales of $300 million were $19 million above the prior year period, while operating income of $94 million was $17 million higher. Full year sales of $1.1 billion were $73 million above 2011, while operating income of $359 million increased $61 million. For both periods, higher cellulose specialties prices more than offset higher production costs and a decline in absorbent material prices due to market weakness. The 2011 periods were also negatively impacted by a $6 million write-off related to process equipment changes needed for the CSE project.

Other Items
Wood Products sales of $22 million and $88 million for fourth quarter and full year 2012, improved $4 million and $20 million, respectively, versus the prior year periods. Operating income improved $4 million and $12 million comparing the same periods. The increases were primarily due to higher prices. Recently, Rayonier announced the sale of its Wood Products business for $80 million, with closing expected in the first quarter.
Corporate and other operating expenses of $10 million and $35 million for fourth quarter and full year 2012, respectively, were $2 million and $6 million above prior year periods (excluding the previously noted disposition reserve increase). The increases are primarily due to higher benefit and business development costs. Interest and other expenses for the fourth quarter and full year were lower by $4 million and $6 million, respectively, due to higher capitalized interest on the CSE project and lower borrowing rates.
Effective tax rates for the quarter and full year were 29.4 percent and 24.1 percent compared to 18.2 percent and 9.9 percent in 2011, respectively. The effective tax rates for 2012 and 2011 reflect several non-routine items.

Outlook
“We are looking forward to another strong performance in 2013,” added Boynton. “In Forest Resources, we expect an improving housing market and strengthening Asian exports to drive higher sawlog demand and prices. In Real Estate, we anticipate a significantly improved year driven by higher demand for our non-strategic properties and continued solid interest for our rural recreational and conservation properties. In Performance Fibers, 2013 will be a transition year as we bring the CSE project online, begin qualifying our new cellulose specialties product with customers and exit the absorbent materials business. However, we again expect strong results from this business, although below last year's record results, primarily due to additional costs and lower volumes from the CSE transition, and weaker absorbent materials prices.
“Overall, excluding the impact of the sale of our Wood Products business, we expect operating income and EPS will be slightly above 2012, and that CAD will increase by 5 to 10 percent. A primary focus for 2013 will be successful completion of the CSE project which, along with closing the sale of our Wood Products business, will achieve our manufacturing strategy of exiting commodity markets and focusing operations on cellulose specialties,” concluded Boynton.

1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

Exhibit 99.1

Further Information
A conference call will be held on Thursday, January 24, 2013 at 2 p.m. EST to discuss these results. Presentation materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (888) 989-7543, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1 CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, GA and Daytona Beach, FL. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
___________________________________________________________________________
Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries, and changes in tax laws that could reduce the benefits associated with REIT status.
In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

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1301 Riverplace Boulevard, Jacksonville, FL 32207 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2012 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Sales	$434.3	$409.0	$388.4	$1,571.0	$1,488.6
Costs and expenses
Cost of sales	310.3	278.7	287.3	1,104.8	1,073.7
Selling and general expenses	16.7	15.8	18.4	68.4	66.5
Other operating (income) expense, net (a)	(8.4)	1.3	1.4	(13.7)	(7.9)
Operating income (a)	115.7	113.2	81.3	411.5	356.3
Interest expense	(8.8)	(8.3)	(12.5)	(45.0)	(50.8)
Interest and other income (expense), net	0.2	0.3	(0.1)	0.6	0.9
Income before taxes	107.1	105.2	68.7	367.1	306.4
Income tax expense (b)	(31.5)	(24.6)	(12.5)	(88.4)	(30.4)
Net income	$75.6	$80.6	$56.2	$278.7	$276.0
Net Income per Common Share:
Basic
Net Income	$0.61	$0.66	$0.46	$2.27	$2.27
Diluted
Net Income	$0.59	$0.62	$0.45	$2.17	$2.20
Pro forma Net Income (c)	$0.59	$0.62	$0.48	$2.17	$2.11

Dividends Per Share	$0.44	$0.44	$0.40	$1.68	$1.52

Weighted Average Common
Shares used for determining
Basic EPS	123,185,024	122,848,705	121,783,843	122,711,802	121,662,985
Diluted EPS (d)	128,965,733	129,959,666	125,474,349	128,702,423	125,394,291

(a) The quarter and year ended December 31, 2011 included a $6.5 million increase in a disposition reserve.

(b) The year ended December 31, 2011 included a tax benefit of $16.0 million from the reversal of a reserve related to the taxability of the alternative fuel mixture credit (AFMC).

(c) Pro forma net income is a non-GAAP measure. See Schedule D for a description of items and a reconciliation to the nearest GAAP measure.

(d) The increase in dilutive shares in 2012 is primarily due to the potential dilutive impact of the Senior Exchangeable Notes due in 2012 and 2015 and the warrants related to those Notes.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
December 31, 2012 (unaudited)
(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$280.6	$78.6
Other current assets	285.7	265.8
Timber and timberlands, net of depletion and amortization	1,573.3	1,503.7
Property, plant and equipment	1,889.6	1,619.2
Less - accumulated depreciation	(1,180.3)	(1,157.6)
Net property, plant and equipment	709.3	461.6
Investment in New Zealand JV	72.4	69.2
Other assets	202.6	190.4
Total Assets	$3,123.9	$2,569.3
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$150.0	$28.1
Current liabilities	157.7	150.1
Long-term debt	1,120.1	819.2
Non-current liabilities for dispositions and discontinued operations	73.6	80.9
Other non-current liabilities	187.7	167.9
Shareholders' equity	1,434.8	1,323.1
Total Liabilities and Shareholders' Equity	$3,123.9	$2,569.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2012	2011
Cash provided by operating activities:
Net income	$278.7	$276.0
Depreciation, depletion, amortization	148.7	135.7
Non-cash basis of real estate sold	4.7	4.3
Other items to reconcile net income to cash provided by operating activities	41.6	29.0
Changes in working capital and other assets and liabilities	(27.8)	(12.7)
	445.9	432.3
Cash used for investing activities:
Capital expenditures	(157.6)	(144.5)
Purchase of timberlands (a)	(106.5)	(320.9)
Jesup mill cellulose specialties expansion (b)	(201.4)	(42.9)
Change in restricted cash	(10.6)	8.3
Other	3.2	11.4
	(472.9)	(488.6)
Cash provided by (used for) financing activities:
Changes in debt, net of issuance costs	410.3	(41.1)
Dividends paid	(206.6)	(185.3)
Issuance of common shares	25.5	13.5
Repurchase of common shares	(7.8)	(7.9)
Excess tax benefits from equity-based compensation	7.6	5.7
	229.0	(215.1)
Effect of exchange rate changes on cash	—	0.5
Cash and cash equivalents:
Change in cash and cash equivalents	202.0	(270.9)
Balance, beginning of year	78.6	349.5
Balance, end of year	$280.6	$78.6

(a) Total timberland acquisitions for 2011 of $425.9 million included $105.0 million of notes assumed.

(b) Includes purchases on account of $3.0 million and $9.3 million for 2012 and 2011, respectively.

B

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2012 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Sales
Forest Resources	$65.3	$59.9	$52.5	$230.1	$215.0
Real Estate	19.5	13.0	12.6	56.9	70.5
Performance Fibers
Cellulose specialties	255.1	247.2	230.3	934.6	824.1
Absorbent materials	44.6	41.0	50.5	158.7	196.2
Total Performance Fibers	299.7	288.2	280.8	1,093.3	1,020.3
Wood Products	21.6	22.8	17.4	87.5	67.7
Other Operations	28.7	26.3	26.7	105.4	121.5
Intersegment Eliminations	(0.5)	(1.2)	(1.6)	(2.2)	(6.4)
Total sales	$434.3	$409.0	$388.4	$1,571.0	$1,488.6

Pro forma operating income/(loss) (a)
Forest Resources	$18.5	$11.2	$13.5	$46.0	$47.2
Real Estate	11.1	8.4	6.9	32.0	47.3
Performance Fibers	93.5	101.5	76.5	359.3	298.2
Wood Products	2.9	1.6	(1.1)	9.6	(2.3)
Other Operations	0.1	(0.4)	0.5	(0.1)	1.5
Corporate and other (a)	(10.4)	(9.1)	(8.5)	(35.3)	(29.1)
Pro forma operating income (a)	$115.7	$113.2	$87.8	$411.5	$362.8

(a) For the quarter and year ended December 31, 2011, Corporate and other excluded a $6.5 million increase in a disposition reserve. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

C

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2012 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2012	2011
Cash provided by operating activities	$445.9	$432.3
Capital expenditures (b)	(157.6)	(144.5)
Change in committed cash	5.6	(6.1)
Excess tax benefits on stock-based compensation	7.6	5.7
Other	2.2	(0.8)
Cash Available for Distribution	$303.7	$286.6

(a) Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock-based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company's common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b) Capital expenditures exclude strategic capital. For the year ended December 31, 2012, strategic capital totaled $106.5 million for timberland acquisitions and $201.4 million for the Jesup mill cellulose specialties expansion. For the year ended December 31, 2011, strategic capital totaled $425.9 million for timberland acquisitions (including notes assumed of $105.0 million) and $42.9 million for the Jesup mill cellulose specialties expansion.

PRO FORMA OPERATING INCOME AND NET INCOME:
	Three Months Ended
	December 31, 2011
		Per Diluted Share
	$
Operating Income	$81.3
Increase in disposition reserve	6.5
Pro Forma Operating Income	$87.8

Net Income	$56.2	$0.45
Increase in disposition reserve, net of tax	4.1	0.03
Pro Forma Net Income	$60.3	$0.48

	Year Ended
	December 31, 2011
		Per Diluted Share
	$
Operating Income	$356.3
Increase in disposition reserve	6.5
Pro Forma Operating Income	362.8
Interest and other, net	(50.0)
Pro Forma Income Before Tax	$312.8

Income tax expense as reported	$(30.4)
Reversal of reserve related to the taxability of the AFMC	(16.0)
Tax benefit on increase in disposition reserve	(2.3)
Pro Forma Income Tax Expense	$(48.7)

Pro Forma Net Income	$264.1	$2.11

Pro Forma Items (AFMC, disposition reserve)	11.9	0.09
Net Income	$276.0	$2.20

D